                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 4, 2021
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES 2nd QUARTER AND FIRST HALF 2021 EARNINGS.

Columbus, Ohio – August 4, 2021 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the second quarter and year to date (YTD) ended June 30, 2021.

Second Quarter and First Half 2021 Highlights

•

Net income of $3.5 million for the second quarter and $9.9 million YTD, and Earnings Per Share of $0.52 per share for the quarter and $1.48 YTD. Earnings for the second quarter were negatively impacted by a $2.2 net loss experienced by the mortgage lending business during Q2 2021.

•

CFBank announced on July 1, 2021 that it is winding down its direct-to-consumer (DTC) mortgage lending business and transitioning its Mortgage Lending focus to a more traditional Retail origination driven model.

•	Return on average assets (ROA) and return on average equity (ROE) were 1.29% and 17.30%, respectively, for the first six months of 2021. For the second quarter, ROA was 0.88% and ROE was 12.02%.
•	Book value per share increased to $18.07 at June 30, 2021.
•	Net interest margin (NIM) increased 26 bps during the quarter to 2.95%.
•

Net loans and leases grew by $35 million during the quarter, which was net of $87 million of loan reductions and loan reclassifications, including PPP repayments of $58 million, and $29 million of loans reclassed in anticipation of the sale of CF Bank’s two Columbiana County branches which closed on July 16th.  Annualized loan growth for the second quarter, excluding the effects of PPP loans and the reclassification of the Columbiana County branch loans, was 53%.

•	Net Interest Income (NII) of $11 million represents a 76% increase as compared to the second quarter of 2020.
•	Deposit repricing contributed $1.6 million to NII for the second quarter.
•	Noninterest-bearing (NIB) deposit account balances increased $32.6 million during the second quarter, representing a 15% quarterly increase.
•	Credit quality remains strong with nonperforming loans as a percentage of total assets of 0.02% at June 30, 2021.
•	ALLL reserves of $15.5 million equals 1.52% of total loans and 1.58% of total non-government guaranteed loans at June 30, 2021.

Recent Developments

•	Subsequent to the end of the second quarter, on July 16, 2021, CFBank completed the sale of its two Columbiana County Branches resulting in a Deposit Premium of $1.8 million.

•	On July 12, 2021, the Company’s Board of Directors declared a Second Quarter Cash Dividend of $0.03 per share payable to shareholders on August 2, 2021.
•	During May 2021, the Company renegotiated and increased its Senior Debt Borrowing facility to $35 million, resulting in an increase in borrowing capacity of $20 million.

Timothy T. O’Dell, President and CEO, commented, “Through the first half of 2021, we earned nearly $10 million resulting in an ROA of 1.29% and ROE above 17%.  Second quarter earnings of $3.5 million were net of a $2.2 million loss in the DTC portion of the mortgage lending business.  As previously announced on July 1st, in view of the changing market conditions, we made the decision to wind down and exit the DTC mortgage lending business following the end of the second quarter, and we are repositioning our mortgage lending business to a more traditional Retail business model.  We anticipate completing the repositioning of our mortgage lending business during Q3. During the past two years, with refinance loan volumes being exceptionally strong, our DTC mortgage lending business contributed positively to overall Earnings results, allowing us to bolster Capital, as well as enabling our investment in expanding and deepening our Commercial and Retail Banking teams.  The Earnings contributions from the DTC mortgage lending business during the past two-year period, provided a significant positive lift to prior period Earnings and performance overall.

As a result of our investment in expanding and deepening our Teams, our Loan and Business Pipelines are at all-time highs. We generated loan growth of 53% annualized, or $35 million, for the second quarter (net of $87 million of PPP repayments and loan reclassifications). Our recently established Indianapolis presence is gaining traction, which adds a 4th major metro market and increases business and growth opportunities. Credit quality remains strong and stable, as we continue to maintain our strong credit and risk management disciplines.

Looking ahead to the second half of 2021, we anticipate strong loan and business growth to continue, and this is expected to contribute to increasing Core Earnings.

The impact of the Columbiana County sale, which closed on July 16th and will be recognized starting in Q3 2021, is expected to positively impact go-forward performance through increased efficiencies.

Our highly performing Banking teams enter the second half of 2021, in a strong capital position, with record pipelines, and having added a 4th major metro market which we expect to generate additional loan and deposit business.

We are just Revving up!”

Robert E. Hoeweler, Chairman of the Board, added: “Our team has once again shown the agility to adapt to ever changing conditions in the Banking industry. Our metrics and performance through the first half reflect our continued strong credit quality, along with strong capital, and loan loss reserves to support second half 2021 growth. The sale of Columbiana County makes available additional capital for investment in funding our record pipelines and expanding our presence in our regional markets including Indianapolis, our 4th and newest. Repositioning our mortgage lending business, by moving to a more traditional retail operation, as well as expanding to Indianapolis, demonstrates our team is opportunistic, nimble, and prepared to adjust to changing market conditions, and to take advantage of new opportunities.”

Overview of Results

Net income for the three months ended June 30, 2021 totaled $3.5 million (or $0.52 per diluted common share) and decreased $6.6 million, or 65.3%, compared to net income of $10.1 million (or $1.53 per diluted common share) for the three months ended June 30, 2020.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended June 30, 2021 totaled $2.7 million compared to PPNR of $15.8 million for the three months ended June 30, 2020.

Net income for the six months ended June 30, 2021 totaled $9.9 million (or $1.48 per diluted common share) and decreased $2.2 million, or 17.9%, compared to net income of $12.1 million (or $1.82 per diluted common share) for the six months ended June 30, 2020.  Pre-provision, pre-tax net revenue (“PPNR”) for the six months ended June 30, 2021 totaled $10.6 million and decreased $7.7 million compared to PPNR of $18.3 million for the six months ended June 30, 2020.

Net interest income.  Net interest income totaled $11.0 million for the quarter ended June 30, 2021 and increased $4.7 million, or 75.7%, compared to net interest income of $6.3 million for the quarter ended June 30, 2020.  The increase in net interest income was primarily due to a $3.8 million, or 38.4%, increase in interest income and a $964,000, or 26.9%, decrease in interest expense.  The increase in interest income was primarily attributed to a $456.9 million, or 44.0%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 15bps decrease in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 85bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $377.3 million, or 45.3%, increase in average interest-bearing liabilities.  The net interest margin of 2.95% for the quarter ended June 30, 2021 increased 53bps compared to the net interest margin of 2.42% for the quarter ended June 30, 2020.

Net interest income totaled $20.7 million for the six months ended June 30, 2021 and increased $8.3 million, or 66.5%, compared to net interest income of $12.4 million for the six months ended June 30, 2020.  The increase in net interest income was primarily due to a $6.7 million, or 33.8%, increase in interest income and a $1.5 million, or 20.9%, decrease in interest expense.  The increase in interest income was primarily attributed to a $515.4 million, or 54.5%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 56bps decrease in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 96bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a  $428.8 million, or 56.2%, increase in average interest-bearing liabilities.  The net interest margin of 2.83% for the six months ended June 30, 2021 increased 21bps compared to the net interest margin of 2.62% for the six months ended June 30, 2020.

Provision for loan and lease losses.  The provision for loan and lease losses expense for the quarter ended June 30, 2021 was ($1.6) million compared to $3.1 million for the quarter ended June 30, 2020.  The decrease in the provision for loan and lease losses was based on the improved economic outlook and continued strong credit quality of our loan portfolio.    Net recoveries for the quarter ended June 30, 2021 totaled $9,000, compared to net charge-offs of $91,000 for the quarter ended June 30, 2020.

The provision for loan and lease losses expense for the six months ended June 30, 2021 was ($1.6) million compared to $3.1 million for the six months ended June 30, 2020.  As noted above, the decrease in the provision for loan and lease losses was based on the improved economic outlook and continued strong credit quality of our loan portfolio.  Net recoveries for the six months ended June 30, 2021 totaled $73,000, compared to net charge-offs of $156,000 for the six months ended June 30, 2020.

Noninterest income.  Noninterest income for the quarter ended June 30, 2021 totaled $951,000 and decreased $18.9 million, or 95.2%, compared to $19.9 million for the quarter ended June 30, 2020.  The decrease was primarily due to a $20.3 million decrease in net gain on sale of loans, partially offset by a $1.1 increase in net gain on sale of SBA loans.  The decrease in net gain on sale of loans was primarily a result of decreased margins on DTC residential mortgage loans.

Noninterest income for the six months ended June 30, 2021 totaled $8.2 million and decreased $15.1 million, or 64.9%, compared to $23.3 million for the six months ended June 30, 2020.  The decrease was primarily due to a $16.8 million decrease in net gain on sale of loans, partially offset by a $1.1 million increase in net gain on sale of SBA loans.  The decrease in net gain on sale of loans was primarily a result of decreased margins on DTC residential mortgage loans.  While originations where reasonably strong during the six months ended June 30, 2021, margins have declined substantially since the fourth quarter of 2020.

The following table represents the notional amount of loans sold during the three and six months ended June 30, 2021 and 2020 (in thousands).

	Three Months ended		Six Months ended
	June 30,		June 30,
	2021	2020	2021	2020
Notional amount of loans sold	$972,250	$442,335	$1,729,136	$805,192

The following table represents the revenue recognized on mortgage activities for the three and six months ended June 30, 2021 and 2020 (in thousands).

	Three Months ended		Six Months ended
	June 30,		June 30,
	2021	2020	2021	2020
Gain on loans sold	2,289	11,901	14,205	17,482
Gain (loss) from change in fair value of loans held-for-sale	1,012	3,220	(5,925)	4,455
Gain (loss) from change in fair value of derivatives	(4,045)	4,455	(2,664)	483
	$(744)	$19,576	$5,616	$22,420

Noninterest expense.  Noninterest expense for the quarter ended June 30, 2021 totaled $9.3 million and decreased $1.0 million, or 10.1%, compared to $10.3 million for the quarter ended June 30, 2020.  The decrease in noninterest expense during the three months ended June 30, 2021 was primarily due to a $1.7 million decrease in salaries and employee benefits expense, partially offset by a $246,000 increase in FDIC premiums and a $199,000 increase in professional fee expense.  The decrease in salaries and employee benefits expense was primarily due to lower incentive compensation primarily related to our DTC mortgage lending business.  The increase in FDIC expense was related to increased assets and deposit levels.  The increase in professional fees was related to increased outsourcing in the mortgage lending business.

Noninterest expense for the six months ended June 30, 2021 totaled $18.2 million and increased $879,000, or 5.1%, compared to $17.4 million for the six months ended June 30, 2020.  The increase in noninterest expense during the six months ended June 30, 2021 was primarily due to a $409,000 increase in professional fees expense and a $328,000 increase in FDIC premiums.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.  The increase in FDIC expense was related to increased asset and deposit levels.

Income tax expense.  Income tax expense was $835,000 for the quarter ended June 30, 2021, a decrease of $1.8 million compared to $2.6 million for the quarter ended June 30, 2020.  The effective tax rate for the quarter ended June 30, 2021 was approximately 19.3%, as compared to approximately 20.7% for the quarter ended June 30, 2020.

Income tax expense was $2.3 million for the six months ended June 30, 2021, a decrease of $858,000, compared to $3.2 million for the quarter ended June 30, 2019.  The effective tax rate for the six months ended June 30, 2021 was approximately 18.8%, as compared to approximately 20.7% for the six months ended June 30, 2020.

Balance Sheet Activity

General.  Assets totaled $1.5 billion at June 30, 2021 and increased $30.8 million, or 2.1%, from $1.5 billion at December 31, 2020.  The increase was primarily due to a $106.1 million increase in net loan balances, a $29.3 increase in assets held for sale, partially offset by an $87.3 million decrease in cash and cash equivalents and a $28.9 million decrease in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $134.3 million at June 30, 2021, and decreased $87.3 million, or 39.4%, from $221.6 million at December 31, 2020.  The decrease in cash and cash equivalents was primarily attributed to increases in net loans.

Securities. Securities available for sale totaled $17.6 million at June 30, 2021, and increased $9.0 million, or 103.0%, compared to $8.7 million at December 31, 2020.  The increase was due to security purchases, partially offset by principal maturities.

Loans held for sale.  Loans held for sale totaled $254.3 million at June 30, 2021 and decreased $28.9 million, or 10.2%, from $283.2 million at December 31, 2020.

Loans and Leases.  Net loans and leases totaled $1.0 billion at June 30, 2021, and increased $106.1 million, or 11.9%, from $895.3 million at December 31, 2020.  The increase was primarily due to a $92.7 million increase in single-family residential loan balances, a $37.5 million increase in commercial real estate loan balances, a $27.6 million increase in multi-family loan balances, and a $5.6 million increase in construction loans balances, partially offset by a $56.9 million decrease in commercial loan balances, and a $1.9 million decrease in consumer loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	June 30, 2021	March 31, 2021
Construction - 1-4 family	$14,282	$12,944
Construction - Multi-family	55,090	47,311
Construction - Non-residential	24,091	22,228
Hotel/Motel	20,412	20,260
Industrial / Warehouse	40,257	42,096
Land/Land Development	22,205	27,946
Medical/Healthcare/Senior Housing	5,343	5,412
Multi-family	65,262	51,606
Office	42,633	38,695
Retail	34,487	31,315
Other	$37,138	$35,639

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $15.5 million at June 30, 2021, and decreased $1.5 million, or 9.0%, from $17.0 million at December 31, 2020.  The decrease in the ALLL is due to negative provision expense of $1.6 million coupled with net recoveries during the six months ended June 30, 2021.  The ratio of the ALLL to total loans was 1.52% at June 30, 2021, compared to 1.87% at December 31, 2020.  The ratio of the ALLL to total loans, excluding loan balances subject to SBA guarantees, was 1.58% at June 30, 2021, compared to 2.15% at December 31, 2020.

Other assets held for sale.    Assets held for sale totaled $29.3 million at June 30, 2021, which were associated with the then-pending sale of the Columbiana County, Ohio branches that was completed on July 16, 2021.

Deposits.  Deposits totaled $1.2 billion at June 30, 2021, an increase of $58.8 million, or 5.3%, from $1.1 billion at December 31, 2020.   The increase is due to a $50.9 million increase in noninterest-bearing deposit accounts and a $7.9 million increase in interest-bearing account balances.  Noninterest-bearing deposit accounts increased to $249.6 million at June 30, 2021, from $198.8 million at December 31, 2020.  The increase in interest-bearing accounts is primarily attributed to a $51.0 million increase in brokered demand deposit account balances, partially offset by a  $20.1 million decrease in money market account balances, a $13.0 million decrease in savings, an $8.2 million decrease in certificate deposit account balances, and a $1.9 million decrease in interest-bearing checking account balances.  The decrease in money market, savings, certificate of deposit and interest-bearing checking account balances is primarily related to the reclassification of the Columbiana County, Ohio branch deposits to other liabilities held for sale in anticipating of the sale of the branches.

Other liabilities held for sale.  Other liabilities held for sale totaled $107.2 million at June 30, 2021 and represent the deposits associated with the then-pending sale of the Columbiana County, Ohio branches that was completed on July 16, 2021.

Stockholders’ equity. Stockholders’ equity totaled $119.9 million at June 30, 2021, an increase of $9.7 million, or 8.8%, from $110.2 million at December 31, 2020.  The increase in total stockholders’ equity was primarily attributed to net income.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing comprehensive Commercial, Retail and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank has been recognized as among the Top 200 Publicly Traded Community Banks by American Banker, and in addition, as a small cap All-Star performer by Piper Sandler in 2020 and 2019. In addition, CFBank is rated 5 Stars by Bauer.

CFBank also offers its clients the convenience of online internet banking, mobile banking, and remote deposit capabilities.

Additional information about the Company and CFBank is available at www.CF.Bank

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR),  PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs; uncertainty regarding the impact of changes in the U.S. presidential administration and Congress on the regulatory landscape, capital markets and responses to the COVID-19 pandemic; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	% change	2021	2020	% change
Total interest income	$13,661	$9,868	38%	$26,518	$19,814	34%
Total interest expense	2,621	3,585	-27%	5,861	7,408	-21%
Net interest income	11,040	6,283	76%	20,657	12,406	67%

Provision for loan and lease losses	(1,600)	3,125	n/m	(1,600)	3,125	n/m
Net interest income after provision for loan and lease losses	12,640	3,158	300%	22,257	9,281	140%

Noninterest income
Service charges on deposit accounts	206	139	48%	399	290	38%
Net gain (loss) on sales of residential mortgage loans	(744)	19,576	-104%	5,616	22,420	-75%
Net gain on sale of SBA loans	1,159	49	n/m	1,159	49	n/m
Swap fee income	-	14	-100%	182	407	-55%
Gain on redemption of life insurance	3	-	n/m	383	-	n/m
Other	327	78	319%	442	134	230%
Noninterest income	951	19,856	-95%	8,181	23,300	-65%

Noninterest expense
Salaries and employee benefits	4,551	6,250	-27%	9,160	9,295	-1%
Occupancy and equipment	259	247	5%	581	500	16%
Data processing	524	427	23%	1,060	874	21%
Franchise and other taxes	243	184	32%	482	363	33%
Professional fees	1,381	1,182	17%	2,596	2,187	19%
Director fees	158	221	-29%	310	379	-18%
Postage, printing, and supplies	47	58	-19%	86	116	-26%
Advertising and marketing	1,283	1,248	3%	2,527	2,523	0%
Telephone	67	52	29%	126	106	19%
Loan expenses	31	65	-52%	88	162	-46%
Depreciation	106	94	13%	203	180	13%
FDIC premiums	380	134	184%	619	291	113%
Regulatory assessment	65	45	44%	130	90	44%
Other insurance	40	27	48%	68	54	26%
Other	132	79	67%	200	237	-16%
Noninterest expense	9,267	10,313	-10%	18,236	17,357	5%

Income before income taxes	4,324	12,701	-66%	12,202	15,224	-20%
Income tax expense	835	2,633	-68%	2,292	3,150	-27%
Net Income	3,489	10,068	-65%	$9,910	$12,074	-18%
Earnings allocated to participating securities (Series C preferred stock)	-	(1,218)	n/m	-	(1,866)	n/m
Net Income attributable to common stockholders	$3,489	$8,850	-61%	$9,910	$10,208	-3%

Share Data
Basic earnings per common share	$0.53	$1.54		$1.52	$1.84
Diluted earnings per common share	$0.52	$1.53		$1.48	$1.82

Average common shares outstanding - basic	6,536,422	5,739,097		6,537,083	5,536,521
Average common shares outstanding - diluted	6,689,253	5,802,578		6,679,976	5,601,447

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2021	2021	2020	2020	2020
Assets
Cash and cash equivalents	$134,321	$125,814	$221,594	$92,784	$77,376
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	17,661	9,738	8,701	9,746	10,802
Equity Securities	5,000	5,000	5,000	-	-
Loans held for sale	254,327	430,453	283,165	308,691	165,891
Loans and leases	1,016,972	983,888	912,366	887,201	856,636
Less allowance for loan and lease losses	(15,495)	(17,086)	(17,022)	(15,492)	(10,107)
Loans and leases, net	1,001,477	966,802	895,344	871,709	846,529
FHLB and FRB stock	6,164	6,164	5,847	5,377	5,216
Premises and equipment, net	3,765	3,769	3,730	3,937	4,005
Other assets held for sale	29,308	-	-	-	-
Operating lease right of use assets	1,584	1,537	1,387	1,488	1,588
Bank owned life insurance	25,439	25,302	17,490	5,453	5,416
Accrued interest receivable and other assets	28,635	29,958	34,637	37,754	29,165
Total assets	$1,507,781	$1,604,637	$1,476,995	$1,337,039	$1,146,088

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$249,557	$216,935	$198,675	$149,886	$148,188
Interest bearing	922,312	1,103,445	914,395	824,082	700,850
Total deposits	1,171,869	1,320,380	1,113,070	973,968	849,038
FHLB advances and other debt	74,290	137,894	214,426	224,521	165,806
Advances by borrowers for taxes and insurance	1,412	921	1,029	537	782
Operating lease liabilities	1,709	1,672	1,532	1,642	1,750
Other liabilities held for sale	107,229	-	-	-	-
Accrued interest payable and other liabilities	16,549	12,265	21,884	18,567	21,320
Subordinated debentures	14,864	14,854	14,844	14,835	14,825
Total liabilities	1,387,922	1,487,986	1,366,785	1,234,070	1,053,521

Stockholders' equity	119,859	116,651	110,210	102,969	92,567
Total liabilities and stockholders' equity	$1,507,781	$1,604,637	$1,476,995	$1,337,039	$1,146,088

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$18,310	$166	3.64%	$14,854	$133	3.61%	$11,023	$42	1.55%
Loans held for sale	373,025	2,119	2.27%	385,811	2,220	2.30%	165,529	1,257	3.04%
Loans and leases (3)	1,006,079	11,295	4.49%	914,296	10,421	4.56%	801,373	8,502	4.24%
Other earning assets	92,589	24	0.10%	106,657	28	0.11%	56,302	17	0.12%
FHLB and FRB stock	6,164	57	3.70%	5,974	55	3.68%	5,011	50	3.99%
Total interest-earning assets	1,496,167	13,661	3.65%	1,427,592	12,857	3.60%	1,039,238	9,868	3.80%
Noninterest-earning assets	80,786			79,770			49,418
Total assets	$1,576,953			$1,507,362			$1,088,656

Interest-bearing liabilities:
Deposits	$1,084,719	2,108	0.78%	$991,325	2,497	1.01%	$693,823	3,001	1.73%
FHLB advances and other borrowings	125,046	513	1.64%	181,869	743	1.63%	138,648	584	1.68%
Total interest-bearing liabilities	1,209,765	2,621	0.87%	1,173,194	3,240	1.10%	832,471	3,585	1.72%

Noninterest-bearing liabilities	251,071			221,190			170,533
Total liabilities	1,460,836			1,394,384			1,003,004

Equity	116,117			112,978			85,652
Total liabilities and equity	$1,576,953			$1,507,362			$1,088,656

Net interest-earning assets	$286,402			$254,398			$206,767
Net interest income/interest rate spread		$11,040	2.78%		$9,617	2.50%		$6,283	2.08%
Net interest margin			2.95%			2.69%			2.42%
Average interest-earning assets
to average interest-bearing liabilities	123.67%			121.68%			124.84%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2021	2021	2020	2020	2020	2021	2020
Earnings and Dividends
Net interest income	$11,040	$9,617	$8,261	$7,141	$6,283	$20,657	$12,406
Provision for loan and lease losses	$(1,600)	$-	$2,040	$5,750	$3,125	$(1,600)	$3,125
Noninterest income	$951	$7,230	$13,317	$23,376	$19,856	$8,181	$23,300
Noninterest expense	$9,267	$8,969	$11,329	$11,917	$10,313	$18,236	$17,357
Net Income	$3,489	$6,421	$7,348	$10,186	$10,068	$9,910	$12,074
Basic earnings per common share	$0.53	$0.98	$1.13	$1.56	$1.54	$1.52	$1.84
Diluted earnings per common share	$0.52	$0.96	$1.11	$1.54	$1.53	$1.48	$1.82
Dividends declared per share	$0.03	$0.03	$0.03	$-	$-	$0.06	$-

Performance Ratios (annualized)
Return on average assets	0.88%	1.70%	2.11%	3.39%	3.70%	1.29%	2.43%
Return on average equity	12.02%	22.73%	27.92%	42.07%	47.02%	17.30%	28.84%
Average yield on interest-earning assets	3.65%	3.60%	3.59%	3.75%	3.80%	3.63%	4.19%
Average rate paid on interest-bearing liabilities	0.87%	1.10%	1.35%	1.49%	1.72%	0.98%	1.94%
Average interest rate spread	2.78%	2.50%	2.24%	2.26%	2.08%	2.65%	2.25%
Net interest margin, fully taxable equivalent	2.95%	2.69%	2.48%	2.52%	2.42%	2.83%	2.62%
Efficiency ratio	77.28%	53.24%	52.50%	39.05%	39.45%	63.24%	48.61%
Noninterest expense to average assets	2.35%	2.38%	3.25%	3.97%	3.79%	2.36%	3.50%

Capital
Tier 1 capital leverage ratio (1)	9.72%	9.37%	9.74%	10.89%	10.44%	9.72%	10.44%
Total risk-based capital ratio (1)	14.10%	13.18%	14.31%	13.89%	14.01%	14.10%	14.01%
Tier 1 risk-based capital ratio (1)	12.85%	11.92%	13.05%	12.63%	12.77%	12.85%	12.77%
Common equity tier 1 capital to risk weighted assets (1)	12.85%	11.92%	13.05%	12.63%	12.77%	12.85%	12.77%
Equity to total assets at end of period	7.95%	7.27%	7.46%	7.70%	8.08%	7.95%	8.08%
Book value per common share	$18.07	$17.55	$16.79	$15.68	$14.14	$18.07	$14.14
Tangible book value per common share	$18.07	$17.55	$16.79	$15.68	$14.14	$18.07	$14.14
Period-end market value per common share	$19.48	$19.96	$17.69	$12.08	$10.43	$19.48	$10.43
Period-end common shares outstanding	6,631,589	6,645,956	6,564,304	6,566,256	6,546,596	6,631,589	6,546,596
Average basic common shares outstanding	6,536,422	6,537,751	6,517,248	6,515,389	5,739,097	6,537,083	5,536,521
Average diluted common shares outstanding	6,689,253	6,670,591	6,617,254	6,596,996	5,802,578	6,679,976	5,601,447

Asset Quality
Nonperforming loans	$327	$641	$695	$527	$581	$327	$581
Nonperforming loans to total loans	0.03%	0.07%	0.08%	0.06%	0.07%	0.03%	0.07%
Nonperforming assets to total assets	0.02%	0.04%	0.05%	0.04%	0.05%	0.02%	0.05%
Allowance for loan and lease losses to total loans	1.52%	1.74%	1.87%	1.75%	1.18%	1.52%	1.18%
Allowance for loan and lease losses to nonperforming loans	4738.53%	2665.52%	2449.21%	2939.66%	1739.59%	4738.53%	1739.59%
Net charge-offs (recoveries)	$(9)	$(64)	$510	$365	$91	$(73)	$156
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.03%)	0.23%	0.17%	0.04%	(0.01%)	0.04%

Average Balances
Loans	$1,023,152	$931,323	$889,460	$859,097	$809,217	$977,237	$744,468
Assets	$1,576,953	$1,507,362	$1,395,411	$1,200,659	$1,088,656	$1,542,158	$992,141
Stockholders' equity	$116,117	$112,978	$105,283	$96,857	$85,652	$114,548	$83,735

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR,  (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net income	$3,489	$6,421	$10,068	$9,910	$12,074
Add: Provision for credit losses	(1,600)	-	3,125	(1,600)	3,125
Add: Income tax expense	835	1,457	2,633	2,292	3,150
Pre-provision, pre-tax net revenue	$2,724	$7,878	$15,826	$10,602	$18,349

Average Assets	$1,576,953	$1,507,362	$1,088,656	$1,542,158	$992,141
Average Stockholders' Equity	$116,117	$112,978	$85,652	$114,548	$83,735

Return on average assets (1)	0.88%	1.70%	3.70%	1.29%	2.43%
PPNR return on average assets (2)	0.69%	2.09%	5.81%	1.37%	3.70%

Return on average equity (3)	12.02%	22.73%	47.02%	17.30%	28.84%
PPNR return on average equity (4)	9.38%	27.89%	73.91%	18.51%	43.83%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity